Exhibit 10.63

TERMINATION AND RELEASE AGREEMENT

This Termination and Release Agreement (this "Release") is entered into as of February 6, 2008, by and between Antik Denim LLC, a California limited liability company ("Licensor"), and North Star LLC, a limited liability company ("Licensee"). Licensor and Licensee are sometimes referred to herein individually as a “party,” and collectively, as the "parties."

RECITALS:

A.           Licensor and Licensee entered into that certain License Agreement dated as of October 1, 2006 (the “Agreement”), pursuant to which Licensor granted Licensee the right to, among other matters, develop, manufacture and distribute, throughout the world, knit and other products utilizing or otherwise based on Licensor’s “ANTIK DENIM” trademark (collectively, the “Property”).

B.           Licensor and Licensee entered into that certain Amendment No.1 to License Agreement dated as of April 25, 2007, pursuant to which Licensee terminated its right to exploit the Property under the Agreement in the territory comprising the European Union and other European countries.

C.           Licensor is prepared to terminate the Agreement based on, among other matters, specified material breaches of Licensee arising under the Agreement.

D.           Licensee and Licensor desire to mutually terminate the Agreement, release each other from any and all future performance under the Agreement, and to fully and finally settle any and all claims and/or disputes that may have arisen in the course of the prior performance of their obligations under the Agreement.

E.           All capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to such terms under the Agreement.

AGREEMENT:

In consideration of the facts recited above and the mutual promises contained herein, the parties agree as follows:

1.           Termination.

(a)           The Agreement is hereby terminated in all respects, effective immediately, and each of the parties acknowledge and agree that any and all rights and licenses granted to Licensee pursuant to the Agreement, including, without limitation, in and to the Property, shall hereby terminate and any and all such rights shall immediately, and without further action on the part of the parties, revert to Licensor.  Except as otherwise specifically provided in this Release, neither party will have any rights or further obligations to the other party under the Agreement.  Without limiting any portion of the foregoing, the parties expressly acknowledge and agree that Licensee shall immediately, and without delay, cease any further manufacture, distribution or sale of any products, whether or not developed and/or manufactured by or for Licensee, based on or utilizing the Property (the “Licensee Products”)

(b)           Notwithstanding the provisions of Section 1(a) above, Licensee shall have the right to sell off any of its existing on hand inventory of Licensee Products, provided, and only to the extent previously approved in writing by Licensor, and to the extent Licensee abides by the following procedures:

i.           From the date hereof until the expiration of any mutually approved Sell-Off Period (as defined below), and within five (5) calendar days of any request delivered by Licensor, Licensee will permit Licensor, or a designated representative thereof, access to inspect all Licensee Products inventory in possession of, or controlled by, Licensee, including, without limitation, Licensed Products inventory located on Licensee’s premises or on any other premises where such products are kept or stored.

ii.           Within ten (10) calendar days of the completion of any inspection by Licensor, Licensor shall provide written notice detailing those particular Licensee Products, if any, thereby authorized by Licensor for sell-off by Licensee.  Such notice shall include the approved distribution channels for any such Licensee Products.  For the avoidance of doubt, failure to deliver written notice within such ten (10) calendar day period shall be deemed as though no sell off is approved by Licensor.

iii.           Following the execution hereof, the parties will negotiate in good faith as to a mutually acceptable sell off period for previously approved Licensee Products, which period shall be not less than sixty (60) calendar days from the date hereof (collectively, the “Sell-Off Period”).  In the event that the parties are unable to agree upon a mutually agreeable Sell-Off Period, then the Sell-Off Period shall be deemed to expire on the date that is sixty (60) calendar days from the date hereof.  Upon expiration of the Sell-Off Period, Licensee shall cause all distribution rights and licenses granted by Licensee to third parties with regard to the Licensee Products to terminate.

(c)           For purposes of clarity, (A) no Licensee Products may be sold during the Sell-Off Period unless such products (and the distribution channels thereof) have been previously approved in writing by Licensor; and (B) during the Sell-Off Period, Licensor may use or license the use of the Property in any manner, at any time, anywhere in the world.

2.           General Release.  In consideration of the promises, agreements and obligations set forth in this Release, each of the parties hereby releases the other and its agents, employees, representatives, officers, directors, parent and subsidiary corporations, shareholders, attorneys, successors, assigns and affiliated persons and companies, from any and all claims, suits, damages, losses and causes of action, whether known or unknown, suspected or unsuspected, arising out of the Agreement or its termination, except in all cases for any and all obligations arising under this Release.

3.           Effect of Release.  The parties covenant and agree never to commence, prosecute, or cause to be commenced against one another any action or proceeding based upon any of the matters released by this Release, except in the event of a breach of this Release.  The parties further agree that this Release shall be deemed in breach and a cause of action shall accrue to the other party thereon immediately upon the commencement of any such action or the performance of any act contrary to this paragraph.  In the event that an action is brought, this Release may be pleaded as a defense or it may be asserted by way of cross-complaint, counterclaim, or cross-claim in any such action, or may be used, as necessary to establish its terms.

4.           Consideration.  In consideration of Licensee’s entering this Release, and as additional consideration for the prior amendment of the Agreement, Licensor agrees to pay Licensee an amount equal to Eighty Thousand Dollars (US $80,000) within thirty (30) calendar days of the date of this Release, which amount shall be payable to Licensee or a designee thereof, as may be identified by Licensee in writing following the date of this Release and prior to any payment made by Licensor.

5.           Representations and Warranties.   Each party to this Release represents and warrants to the other party as follows:

(a)  Such party has not heretofore assigned or transferred or purported to transfer or assign to any person, firm or corporation, any claim, demand, damage, debt, liability, account, action, or cause of action herein released.  Such party agrees to indemnify and hold the other harmless against any claim, demand, damage, debt, liability, account, action, cause of action, cost or expense, including reasonable attorneys' fees actually paid or incurred, arising out of or in connection with any such transfer or assignment, or any such purported transfer or assignment.

(b)  Neither such party nor any of its agents or attorneys has made any promise, representation or warranty whatsoever, expressed, implied or statutory, not contained herein concerning the subject matter hereof to induce the other party to execute this instrument, and such party acknowledges that it has not executed this instrument in reliance on any promise, representation or warranty not contained herein, and that this Release contains all of the terms and conditions of the Release that have been reached by and between the parties.

(c)  The persons signing this Release on behalf of Licensor and Licensee warrant, covenant and represent that they are authorized to execute this document and enter into this Release on behalf of said parties.

(d)  Such party has carefully read this Release, knows the contents thereof and has received independent legal advice from the attorneys of its choosing with respect to the claims and disputes released pursuant to, and the advisability of entering into, this Release.

(e)  Such party agrees to indemnify and hold the other harmless against any and all claims, demands, debts, actions, rights or action, causes of action, suits, damages, losses and liabilities, including reasonable attorneys' fees, actually paid or incurred, arising out of or in connection with any breach by such party of any representation or warranty set forth in this Section 5.

The representations and warranties set forth in this Release are deemed to and shall each survive the execution of this Release and shall each constitute continuing representations and warranties of Licensee and Licensor.

6.           Civil Code §1542.  Each party to this Release understands, agrees and stipulates that all rights and benefits of Section 1542 of the Civil Code of California are expressly and voluntarily waived.  Section 1542 states:

"A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR."

7.           Non-Disparagement.  Each of Licensor and Licensee covenant and agree that from the date of this Release forward (provided that no breach of this Release occurs) each party shall refrain from making any disparaging, derogatory or negative remarks concerning the other party or concerning their respective officers, directors, shareholders, employees, agents or representatives.

8.           Attorneys' Fees and Costs.  In the event that any party commences an action to enforce the provisions of this Release, the prevailing party in any such action shall be entitled to an award of its reasonable attorneys' fees and all costs incurred in connection therewith as determined by the court in any such action.

9.           Governing Law.  This Release will be deemed entered into in Los Angeles, California and will be governed by and interpreted in accordance with the substantive laws of the State of California. The parties agree that any dispute arising under this Release will be resolved in the state or federal courts in Los Angeles County and Licensor expressly consents to exclusive jurisdiction therein.

10.         Confidentiality.  This Release and its terms shall forever be maintained by the parties, their officers, directors, agents and employees and their attorneys in strict confidence, and neither party, nor their officers, directors, agents, employees nor their attorneys shall disclose directly or indirectly any of the terms of this Release or any communications, written, oral or otherwise, constituting or concerning the negotiation of this Release or any aspect of the subject dispute to any person or entity without the express written consent of the other party, provided, however, this Release and its terms and conditions may be disclosed if required by law, rule or regulation (including, without limitation, the applicable United States securities laws and any rules or regulations promulgated thereunder), or if otherwise expressly set forth herein.  Licensee understands, acknowledges and agrees that in the course of its relationship with Licensor, it has acquired confidential information and trade secrets concerning the Company’s past, present or future clients, operations, plans, methods of doing business (including, without limitation, customer lists), projected and historical revenues, sales, marketing, costs, production, growth and distribution, and confidential business strategies (“Confidential Information”).  Licensee understands, acknowledges and agrees that it would be extremely damaging to the Licensor if such information were disclosed to a competitor or made available to any other person or entity.  Licensee understands and agrees that such Confidential Information has been disclosed to Licensee in confidence, that it will keep such information secret and confidential and that it will not in any way use, distribute or disclose such information.  In view of the nature of Licensee’s relationship and the Confidential Information and trade secrets that Licensee has received during the term of the Agreement, and without limiting the generality of any other provision of this Release, Licensee also agrees that Licensor would be irreparably harmed by any violation or threatened violation of this Release (including the provisions of this Section 10) and that, therefore, Licensor shall be entitled to an injunction prohibiting Licensee from any violation or threatened violation of this Release, in addition to any other relief, including monetary damages, to which Licensor may be entitled.  It is expressly acknowledged and agreed that this confidentiality agreement is an essential aspect of the consideration paid by the parties.

11.         Binding on Successors. This Release shall be binding on and inure to the benefit of the heirs, assigns and successors in interest of the parties.  The parties agree that notwithstanding Section 1 of this Release, the following provisions of the Agreement shall continue in full force and effect: Sections.  In the event any terms of the Agreement conflict with the terms of this Release, the terms of this Release shall govern.

12.         Integrated Agreement.  This Release constitutes the entire agreement between the parties hereto with respect to the termination of the Agreement referenced in the recitals above.  This Release is the final embodiment of the parties’ agreement and all prior discussions relating to or in any way connected with the subject matters of this Release are merged into and superseded by the terms of this Release.

13.         Modification.  It is expressly understood and agreed that this Release may not be altered, amended, modified or otherwise changed in any respect or particular whatsoever, except by a writing duly executed by the parties hereto, or their authorized representatives, and the parties hereto, and each of them, acknowledge and agree that none of them will make any claim that this Release has been orally altered or modified in any respect whatsoever.

14.         No Admission.  This Release is entered into for the purpose of settlement and resolution of disputes only and nothing contained herein shall in any way be used to imply the existence of any liability of any party, one to the other, or to suggest that anyone has acted improperly or in violation of the rights of any party hereto.

15.         Severability.  Should any provision of this Release be declared or be determined by any court of competent jurisdiction to be wholly or partially illegal, invalid, or unenforceable, the legality, validity, and enforceability of the remaining parts, terms, or provisions shall not be affected thereby, and said illegal, unenforceable, or invalid part, term, or provision shall be deemed not to be a part of this Release.

16.         Counterparts.  This Release may be executed in counterparts with the same force and effect as if all signatures were set forth in a single instrument.  This Release may be executed on facsimile copies with the same force and effect as an executed original of the same.

IN WITNESS WHEREOF, the duly-authorized representatives of the parties have executed this Release and rendered it effective as of the date first set forth above.

LICENSOR:		LICENSEE:
ANTIK DENIM LLC		NORTH STAR LLC

By:	/s/ Glenn S. Palmer	By:	/s/ Benat Serge

Name:	Glenn S. Palmer	Name:	Benat Serge

Title:	CEO	Title:	President